Exhibit 99.1

For Immediate Release

Contacts:	News Media Paul Fitzhenry 609-720-4261	Investor Relations Antonella Franzen 609-720-4665

Joe Longo 609-720-4545

TYCO INTERNATIONAL ANNOUNCES SHAREHOLDER APPROVAL OF SPINOFFS

AND PROVIDES FOURTH QUARTER UPDATE

SCHAFFHAUSEN, Switzerland – September 17, 2012 – Tyco International Ltd. (NYSE: TYC) today announced that its shareholders have approved the spinoffs of its North American ADT business and its flow control business. As a result, the Company expects to complete the distributions of equity interests in The ADT Corporation (“ADT”) and Tyco Flow Control International Ltd. (“Flow Control”), the wholly-owned subsidiaries formed to hold the North American residential and small business security and flow control businesses, respectively, as scheduled on September 28, 2012 (the distribution date) to shareholders of record on September 17, 2012. As previously announced, immediately following the Flow Control distribution, Pentair, Inc. (“Pentair”) will merge with and into a wholly-owned subsidiary of Flow Control (the “Merger”). At the shareholder meeting called to approve the distributions, shareholders also elected Mr. George Oliver and Mr. Frank Drendel to serve as directors beginning on the distribution date, approved two ordinary cash dividend payments in the amount of $0.15 per share per quarter to be paid on November 15, 2012 (to shareholders of record on October 16, 2012) and February 20, 2013 (with a record date to be announced in the future), and approved the Tyco International Ltd. 2012 Stock and Incentive Plan effective as of the distribution date.

The Company also provided an update to its 2012 fiscal fourth quarter guidance. The Company previously expected revenue in the Fire & Security segment to be approximately $2.75 billion, with operating margin before special items expanding 50 basis points year over year to 13.5%. During the quarter, the Company determined that certain aged receivables related to security contracts in China may not be collectible. As a result, the Company expects to record a charge between $40 and $60 million to increase its reserve for these receivables, and, based on revenue expected from these projects in the quarter, has decreased its revenue guidance by approximately $25 million. The Company now expects to report an operating margin before special items in its Fire & Security segment of approximately 11.2% to 12.0% due solely to the charge described above. In addition, the Company previously expected total organic revenue growth of approximately 2.5% year over year in its ADT North American Residential and Small Business segment with operating margin before special items expanding 125 to 150 basis points. Due to recent developments related to certain legal matters in the segment, including the potential settlement of a lawsuit related to the Telephone Consumer Protection Act, the Company expects to increase its litigation reserve by $15 to $17 million. As a result, the Company now expects operating margin before special items in this segment to decline between 50 and 75 basis points year over year to approximately 23.5% to 23.75% due solely to the charge described above. Organic revenue growth expectations remain unchanged. Guidance for the Flow Control segment remains unchanged.

The completion of the distributions and the Merger remain subject to certain conditions, including the conditions described in the agreement governing the Merger (including the absence of a material adverse event in respect of Pentair or Flow Control), the absence of legal restraints and similar prohibitions that would prevent the distributions, the absence of any stop order suspending the effectiveness of the registration statements filed with the SEC, and similar customary conditions. Further details regarding the distributions and the Merger are available in a proxy statement that the Company filed with the SEC and mailed to its shareholders on or about August 6, 2012, and in other documents filed by the Company, ADT, Flow Control and Pentair with the SEC. Copies of documents filed by the Company, ADT and Flow Control with the SEC are available on the Company’s website at www.tyco.com and on the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words, such as “expect”, “intend”, “will”, “anticipate”, “believe”, “confident”, “continue”, “propose” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements addressing future financial condition and operating results, the health and growth prospects of the industries and end markets in which Tyco operates, Tyco’s intent to spin-off of its flow control and North American residential security businesses, and subsequently merge flow control and Pentair Inc., revenue and growth expectations for the three independent companies following the transactions, the expectation that the transactions will be tax-free, statements regarding the leadership, resources, potential, priorities, and opportunities for the independent companies following the transactions, the expected credit profile of the three independent companies following the transactions, the expected benefits of the transactions to each of the three companies, and the timing of the proposed transactions and events required to effect the transactions. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties, include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transactions; adverse effects on the market price of Tyco’s common stock or operating results because of a failure to complete the proposed transactions; failure to realize the expected benefits of the proposed transactions; significant transaction costs and/or unknown liabilities resulting from the proposed transactions; unanticipated expenses related to the proposed transactions, such as litigation or legal settlement expenses; tax law changes in connection with the proposed transactions; changes in capital market conditions that may affect proposed debt refinancing related to the proposed transactions; the impact of the proposed transactions on the company’s employees, customers and suppliers; and the ability of the companies to operate independently following the proposed transactions. Actual results could differ materially from anticipated results. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2011 and in subsequent filings with the Securities and Exchange Commission. We undertake no duty to update any forward-looking statement to conform this statement to actual results or changes in the company’s expectations, except as required by law.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, and industrial valves and controls. Tyco had 2011 revenue of approximately $17.4 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

#  #  #

3